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                            AMENDED CODE OF ETHICS


I.   Introduction
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     This Amended Code of Ethics (the "Code") has been adopted by the Board of
     Trustees of the Hansberger Institutional Series (the "Fund"). The Code is based on the principle that the officers, directors and employees of the Fund owe a fiduciary duty to, among others, the shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship to the Fund. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. Technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Fund.

     Under Section 17(j) of the Investment Company Act of 1940, as amended (the "Investment Company Act") and Rule 17j-1 thereunder, registered investment companies are required to adopt a written Code of Ethics. This Code includes the terminology used in Rule 17j-1.

II.  Definitions
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     (1)  "Access Person" means any (1) director, (2) trustee, (3) officer, (4)
          general partner, (5) employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (6) natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

     (2) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (3) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     (4)  "Chief Compliance Officer" means Kimberly A. Scott.

     (5) "Company" means Hansberger Global Investors, Inc. and its subsidiaries.

     (6)  "Compliance Officer" means Kimberly A. Scott

     (7) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

     (8) "Disinterested Trustee" means a trustee or director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

     (9) "Investment Personnel" means portfolio managers, security analysts, traders and other individuals who provide information and advice to a portfolio manager or who assist in the execution of the portfolio managers' decisions.

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     (10) "General Counsel" means J. Christopher Jackson.

     (11) "Portfolio Manager" means any person who exercises investment discretion on behalf of the Fund.

     (12) "Purchase or sale of a security" includes, inter alia, the writing of
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          an option to purchase or sell a security.

     (13) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act and, for purposes of this Code of Ethics, shall include options on Securities and transactions in related futures contracts, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers" acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Board.

III. Standards of Conduct
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     It is a violation of Rule 17j-1 and this Code  for any Access Person in connection with the purchase or sale, directly or indirectly, of a security:

     (1)  to employ any device, scheme or artifice to defraud the Fund;

     (2) to make to the Fund any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (3) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

     (4)  to engage in any manipulative practice with respect to the Fund.

IV.  Exempted Transactions
     ---------------------

     The prohibitions of Section V of this Code shall not apply to

     (1) Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;

          (a) Purchases or sales of Securities which are not eligible for purchase or sale by the Fund;

          (b) Purchases or sales which are nonvolitional on the part of either the Access Person or the Fund;

          (c) Purchases which are part of an automatic dividend reinvestment plan; and

          (d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to
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               the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (2) In addition, the Compliance Officer or General Counsel may approve a purchase or sale if he or she determines after appropriate inquiry that the transaction is consistent with the fiduciary duty owed to the Fund and is not potentially harmful to the Fund because: (a) it does not conflict with any Security being considered for purchase or sale by the Fund and (b) the decision to purchase or sell the Security is not the result of information obtained in the course of an Access Person's relationship with the Fund or its Adviser.

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V.   Prohibited Conduct
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     (1)  Access Persons shall not purchase a Security in an initial public offering.

          (a) A Disinterested Trustee of the Fund is only prohibited from purchasing a security in an initial public offering if such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that the Fund or any investment company advised by a subsidiary of the Company has a pending "buy" order in such security.

     (2) Access Persons shall not purchase a security in a "private placement" without obtaining prior written approval from the office of the Chief Compliance Officer.

          (a) A Disinterested Trustee of the Fund is only prohibited from purchasing a security in a "private placement" if such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that the Fund or any investment company advised by a subsidiary of the Company has a pending "buy" or "sell" order in such security.

     (3) No Access Persons shall execute a Securities transaction on a day during which the Fund or any investment company advised by a subsidiary of the Company has a pending "buy" or "sell" order in such security.

          (a) A Disinterested Trustee of the Fund is only prohibited from executing a securities transaction if such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that the Fund or any investment company advised by a subsidiary of the Company has a pending "buy" or "sell" order in such security.

     (4) Access Persons shall not purchase or sell a Security (or a related Security) within seven calendar days before or after the Fund, or any other advisory client over which the Company exercises investment discretion, trades in such Security. Any profits realized on trades within the prescribed period shall be disgorged (unless the trade is otherwise exempted under Section IV.(2) of this Code).

     (5) Investment Personnel shall not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days. Any profits realized on such trades shall be disgorged to a charitable organization.

     (6) Access Persons shall not accept gifts of more than de minimis value from any person or entity that does business on behalf of the Fund.

     (7) Access Persons shall not serve on the boards of directors of publicly traded companies without obtaining prior written approval from the office of the Chief Compliance Officer except that this requirement shall not apply to Disinterested Trustees.

     (8) No Access Persons shall purchase or sell any Security for his account or for any Beneficial Account unless the proposed sale has been reported to and pre-cleared by the Compliance Department, except that this pre-clearance requirement shall not apply to:

          (a) securities issued by the U.S. Government or by any open-end investment company;

          (b)  money market instruments;

          (c) the acquisition of securities through automatic reinvestment plans;

          (d)  the exercise of pro rata rights;

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          (e)  purchase or sales through any profit sharing, pension or other benefit plan of the Company;

     (9) No Access Person shall open or maintain a brokerage account for his or her own account or for any Beneficial Account unless he directs the broker to provide duplicate confirmations and account statements to the Legal Department, except this requirement shall not apply to Disinterested Trustees.

     (10) All Investment Personnel shall disclose all personal Securities holdings upon the commencement of employment and thereafter on an annual basis to the Legal Department.

     (11) Access Persons shall not join an investment club or enter into an investment partnership without obtaining prior written approval from the office of the Chief Compliance Officer, except that this requirement shall not apply to Disinterested Trustees.

     (12) Access Persons shall not purchase shares in a closed-end investment company distributed by the Company without obtaining prior written approval from the office of the Chief Compliance Officer, except that this requirement shall not apply to Disinterested Trustees.


VI. Reporting
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     (a)  Every Access Person other than Disinterested Trustees shall report to the Fund the information described in Section VI (c) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     (b) A Disinterested Trustee of the Fund need only report a transaction in a Security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Security was purchased or sold by the Fund or was being considered by the Fund for purchase or sale by the Fund.

     (c) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transactions to which the report relates was effected, and shall contain the following information:

          (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) The price at which the transaction was effected; and

          (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

     (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     (e) Notwithstanding the provisions set forth in paragraphs VI (a) - (d) above, no person shall be required to make a report where such report would duplicate information recorded by the investment adviser to the Fund pursuant to Rule 204-2(a) of the Investment Advisers Act of

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          1940, as amended.

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VII.  Sanctions
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      Upon discovering a violation of this Code, the Board of Trustees of the
      Fund may impose such sanctions as it deems appropriate.

[Copy of Rule 17j-1, as amended, attached hereto and made part hereof]

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                                  (Fund Name)
                            AMENDED CODE OF ETHICS



                                ACKNOWLEDGMENT
                                --------------



I have received and reviewed the Hansberger Institutional Series Code of Ethics. I understand its provisions and their applicability to me.



___________________________________________
(Name - Please Print)



___________________________________________
(Position)



___________________________________________
(Date)



___________________________________________
(Company)



___________________________________________
(Signature)



Detach and return this acknowledgment to LeAnne Cooley, Hansberger Global Investors, Inc., 515 East Las Olas Blvd., Suite 1300, Ft. Lauderdale, Florida 33301.

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